eHealthInsurance Services, Inc.

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (“Agreement”) is made effective as of May 29, 2024 (“Effective Date”) by and between eHealthInsurance Services, Inc., a Delaware Corporation having its principal office located at 13620 Ranch Rd 620 N, Suite A250, Austin, TX 78717 and its subsidiaries, affiliates, successors or assigns (together “eHealth”) and John Stelben, an individual (“Contractor”), each a “Party”, collectively, the “Parties”.

1.Services.

    eHealth retains Contractor to perform for eHealth the services described in Exhibit A or in any additional Statements of Work entered into by the Parties under this Agreement (“Services”). The manner in which the Services are to be performed by Contractor shall be determined by Contractor, but otherwise shall be performed in a timely and professional manner which shall not interfere with the general operations of eHealth. From time to time during the term of this Agreement, eHealth may issue additional project assignments to Contractor pursuant to additional Statements of Work. Once a Statement of Work is executed by the Parties, it becomes a part of this Agreement, and Contractor will render the Services described therein subject to the terms of this Agreement.

2.Compensation.

    eHealth agrees to pay Contractor the compensation set forth in the applicable Statement of Work for the performance of the Services, which shall constitute the sole consideration rendered to Contractor during the Consultancy Period (as defined in Exhibit A). Contractor must complete and return to eHealth an IRS Form W-9 or other relevant tax forms before eHealth will pay any compensation to Contractor.

    For the avoidance of doubt, immediately following the commencement of the Consultancy Period, Contractor shall no longer vest in any Company equity awards granted to Contractor by the Company (“Company Equity Awards”), including that certain award of Company restricted stock units originally covering 375,000 Company restricted stock units granted to Contractor on January 1, 2023.

3.Intellectual Property.

(a)Definitions.

(i)“Intellectual Property” means all patents, copyrights, mask works, industrial property rights, trademarks, trade secrets, inventions, original works of authorship, developments, improvements and other rights and information of a similar nature worldwide.

(ii)“Contractor Preexisting Intellectual Property” means Intellectual Property that (i) was made prior to Contractor's retention by eHealth; (ii) belongs to, is licensed by or is in the possession of Contractor; and (iii) is not eHealth Intellectual Property and is otherwise listed in Exhibit B.

(b)Ownership.

(i)Ownership by eHealth. Unless otherwise provided for in Exhibit A, all right, title and interest in any materials, deliverables or Intellectual Property (with the exception of

Contractor Preexisting Intellectual Property) created by Contractor (or Contractor’s employees, contractors, subcontractors, or agents) in connection with or in anticipation of this Agreement and its corresponding Services shall be the sole and exclusive property of eHealth. Contractor, on behalf of itself and its employees, contractors, subcontractors, or agents, hereby irrevocably waive all “moral rights,” in all Intellectual Property, information and materials provided to eHealth. To the extent that ownership of Intellectual Property does not by operation of law vest in eHealth, Contractor will assign (or cause to be assigned) and does hereby assign fully to eHealth or its designee all right, title, and interest in and to such Intellectual Property. Contractor agrees to keep and maintain adequate and current written records of all Intellectual Property made by Contractor (solely or jointly with others) during the period of time Contractor is retained by eHealth.

(ii)License to Pre-existing Intellectual Property. Contractor on behalf of itself, its subcontractors and licensors and each of their officers, directors, employees and agents hereby grants to eHealth nonexclusive, royalty-free, irrevocable, perpetual, worldwide, transferable licenses (with right to grant sublicenses) to make, have made, modify, use, sell, reproduce, prepare derivative works based on, distribute, publicly display, publicly perform (including but not limited to by means of digital transmission, as applicable), embed and otherwise freely exploit in any and all media now known or later developed, all Intellectual Property, information and materials (including but not limited to any Contractor Preexisting Intellectual Property) that Contractor may incorporate into any Intellectual Property, either prior to or during the period of this Agreement.

4.Confidential Information.

(a)eHealth Information. Contractor agrees at all times during which Contractor is retained by eHealth and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the eHealth, or to disclose to any person, firm or corporation without written authorization of the Senior Vice President, General Counsel of eHealth, any eHealth Confidential Information. “eHealth Confidential Information” means any Intellectual Property (as defined in Section 3 above) owned by eHealth and any information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of eHealth on whom Contractor called or with whom Contractor became acquainted during the period of time Contractor is retained by eHealth), markets, software, original works of authorship, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information developed by Contractor in the course of performing Services, delivered to eHealth hereunder or disclosed to Contractor by eHealth either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. eHealth Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of Contractor, or of others who were under confidentiality obligations as to the item or items involved. eHealth Confidential Information shall remain the sole property of eHealth, except to the extent it constitutes Contractor Preexisting Intellectual Property as defined in Section 3 above. Contractor further agrees to take all reasonable precautions to prevent any unauthorized disclosure of eHealth Confidential Information including having each employee of Contractor, if any, with access to any eHealth Confidential Information, execute a nondisclosure agreement containing provisions in eHealth's favor substantially similar to this Sections 4. Without eHealth's prior written approval, Contractor will not directly or indirectly disclose to anyone the existence of this Agreement or the fact that Contractor has this arrangement with eHealth.

(b)Contractor Third Party Information. Contractor agrees that Contractor will not, during the time that Contractor is retained by eHealth, improperly use or disclose any proprietary information or trade secrets of any third party individual or third party entity and that Contractor will not bring onto the premises of eHealth any unpublished document or proprietary information belonging to any such third party individual or entity unless consented to in writing by such individual or entity. Contractor will indemnify eHealth and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation or claimed violation of a third party's rights resulting in whole or in part from eHealth's use of the work product of Contractor under this Agreement.

(c)Third Party Information. Contractor recognizes that eHealth has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on eHealth's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Contractor agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Contractor's work for eHealth consistent with eHealth’s agreement with such third party.

5.Representations and Warranties.

(a)Independent Contractor Status. Contractor understands and acknowledges that Contractor's status with eHealth shall be that of an independent contractor and nothing in this Agreement shall be construed to constitute Contractor as an agent, employee or representative of eHealth. Since Contractor will not be an employee of eHealth, Contractor understands that Contractor will not be entitled to any of eHealth's employee benefits (including, but not limited to, health insurance, stock options, and PTO time), nor will any of Contractor's compensation be withheld for the payment of social security, federal, state or other taxes. All expenses associated with performing the Services will be borne by Contractor except as expressly provided in a Statement of Work. Contractor is obligated to report as income all compensation received by Contractor pursuant to this Agreement and to pay all self-employment and other taxes. Contractor further agrees to defend, indemnify and hold eHealth harmless to the extent of any obligation imposed on eHealth (i) to pay withholding taxes or similar items or (ii) resulting from any determination that Contractor is not an independent contractor.

(b)Independent Business. Contractor represents that Contractor is providing services similar to the Services provided hereunder as an established business or profession, as part of which Contractor has taken reasonable efforts to advertise or market such services to the public and has invested time and/or expense in the creation of the business. Contractor additionally represents that Contractor is either providing such services to other clients or customers at the same time that Contractor is providing the Services to Company, or that Contractor has provided such services to others in the past and intends to provide similar services to others upon the completion of the Services for the Company.

(c)Employees/Subcontractors of Contractor. If Contractor hires employees to perform Services under this Agreement, Contractor shall be solely responsible for (i) paying the employees’ wages, taxes and other payroll withholdings; (ii) complying with all other applicable laws and regulations with respect to the employees' employment; and (iii) ensuring Contractor has agreements in place with employees sufficient to effectuate Contractor’s obligations under this Agreement.

(d)Not Federally Excluded. Contractor represents and warrants that Contractor (and any employee or subcontractor that Contractor pays to perform this Agreement) is not and at no time has been sanctioned, debarred, suspended or excluded, or proposed for sanctions, debarment, suspension or exclusion by any federal procurement or non-procurement program or any federal health care program, including but not limited to Medicare and Medicaid (collectively, “federal programs”). The foregoing shall be an ongoing representation and warranty during the term of this Agreement and Contractor shall immediately notify eHealth of any change in the status of the representation and warranty set forth in this Section 5(c). eHealth shall have the right to immediately terminate this Agreement in the event Contractor is sanctioned, debarred, excluded, suspended or proposed for sanctions, debarment, suspension or exclusion from any federal programs at any time during the term of this Agreement.

(e)Export Compliance.

(i)Contractor represents that Contractor is not included on any U.S. lists of prohibited parties including: (1) Commerce Department’s Denied Persons List (“DPL”), Entity List, and Unverified Parties List, and (2) Treasury Department’s List of Specially Designated Nationals List (“SDN List”) and Sectoral Sanctions List (“SSI List”).

(ii)Contractor agrees to comply with all applicable export and reexport control laws and regulations, including the Export Administration Regulations (“EAR”) maintained by the United States Department of Commerce and the trade and economic sanctions maintained by the Office of Foreign Assets Control (“OFAC”). Specifically, Contractor acknowledges and understands that technology and software to which Contractor has access or which are disclosed to Contractor pursuant to this agreement with eHealth are subject to U.S. export control laws and regulations. Contractor hereby certifies that it shall not – directly or indirectly – sell, export, reexport, transfer, divert, or otherwise dispose of any software, source code, or technology (including products derived from or based on such technology or software) received from eHealth to any country (or national thereof) without obtaining prior authorization from eHealth and the appropriate government authorities.

(iii)Contractor agrees to indemnify, to the fullest extent permitted by law, eHealth from and against any fines or penalties that may arise as a result of Contractor’s breach of this provision. This provision survives the termination of this Agreement.

(f)Warranty. Contractor represents and warrants to eHealth that Contractor shall perform the Services provided hereunder in a timely, professional and workmanlike manner, using individuals with suitable training and skill, in accordance with industry standards. For any breach of this warranty, Contractor shall re-perform the Services as represented and warranted at no additional cost or charge to eHealth, or if Contractor is unable to re-perform, then Contractor shall refund eHealth the applicable fees paid for the Services hereunder.
(g)Company Equity Awards. Contractor understands and acknowledges that execution of this Agreement shall serve as an amendment of each Company Equity Award and the underlying award agreement to reflect that Contractor shall no longer vest in any Company Equity Awards immediately following the commencement of the Consultancy Period.

By signing this Agreement, and as consideration for the opportunity to continue to provide services to the Company under this Agreement, Contractor waives and forever discharges the Company, its agents, employees, officers, directors, stockholders, related companies, predecessor and/or subsidiary corporations, successors, and assigns from all claims, suits, debts, liabilities, promises or causes of action whatsoever, known or unknown, arising from or in any way related to the Contractor’s right to vest in or acquire Company shares pursuant to the Company Equity Awards or to purchase or receive any other compensatory equity award or equity securities of the Company.

Contractor also expressly waives any rights or benefits under any state law which provides that a general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him must have materially affected his or her settlement with the debtor.

6.Conflicting Engagement. eHealth understands and agrees that Contractor may work and/or perform services for other entities or persons during the term of this Agreement, subject to the terms of this

Section 6. Contractor certifies that Contractor has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement and Contractor will not enter into any such conflicting agreement or obligation during the term of this Agreement. Contractor agrees that, during the period of time that Contractor is retained by eHealth, Contractor will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which eHealth is now involved or becomes involved during the period of time that Contractor is retained by eHealth, if such engagement would represent or create the appearance of a conflict of interest or in any manner damage eHealth.

7.Intentionally omitted.

8.Indemnity. Contractor agrees to defend, indemnify and hold harmless eHealth, eHealth’s affiliated companies, customers and vendors and each of their officers, agents and employees from and against any and all claims, liabilities, damages, losses, costs, actions, causes of action and expenses (including but not limited to attorney’s fees and court costs) arising out of or relating to: (i) any intellectual property matters, including but not limited to any alleged infringement of Intellectual Property rights relating to Services furnished hereunder, (ii) any breach of this Agreement by Contractor, Contractor’s affiliates or any of their agents, employees or officers, (iii) any act or failure to act by Contractor, Contractor’s affiliates, or any of their agents, employees or officers; or (iii) failure by Contractor, Contractor’s affiliates or any of their agents, employees or officers to comply with all applicable laws, regulations, ordinances and statutes.

9.Term and Termination.

(a)This Agreement will commence on the Effective Date and is intended to continue until the earlier of (i) the date specified in Exhibit A; or (ii) final completion of the Services. Nonetheless, Contractor understands and agrees that this Agreement is intended to be temporary and is subject to eHealth’s business needs, which may change from time to time. eHealth may terminate this Agreement at any time and for any reason by providing fifteen (15) days’ written notice to Contractor.

(b)Upon such termination, all rights and duties of the parties toward each other shall cease except: (i) Contractor shall return all equipment, software, documents (including, but not limited to, any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Contractor pursuant to Contractor's Services for eHealth or otherwise belonging to eHealth, its successors or assigns) or other eHealth property in Contractor’s possession to eHealth; and (ii) Section 3 (Intellectual Property), Section 4 (Confidential Information), Section 5(a) (Independent Contractor Status) and Sections 9-13 (various general provisions) shall survive termination of this Agreement.

10. Notices. Any notices given under this Agreement shall be in writing, addressed as shown below or at such other address specified by written notice. Notices shall be deemed given: (i) upon delivery to recipient if personally delivered, (ii) 72 hours after deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, (iii) within 48 hours after delivery to an overnight courier service, or (iv) upon transmission if sent via email or fax.

Address:

eHealthInsurance Services, Inc.:	Contractor:
13620 Ranch Rd 620 N,	XXXXXX
Suite A250
Austin, TX 78717
Attn: Fran Soistman

11. Arbitration and Equitable Relief.

(a)Arbitration. Except as provided in Section 11(b) below, eHealth and Contractor agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in the State of Texas, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may award damages, equitable relief and reasonable attorney’s fees and expenses to any Party in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on both the eHealth and the undersigned Contractor. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. eHealth and Contractor shall each pay one-half of the costs and expenses of such arbitration, and eHealth and Contractor shall separately pay their own counsel fees and expenses.

(b)Equitable Remedies. Contractor acknowledges and agrees that the breach of the covenants set forth in Sections 3, 4, 5 and 6 hereunder will cause serious and irreparable harm to eHealth that could not adequately be compensated by monetary damages. Contractor therefore agrees that, in addition to any of the remedies to which eHealth may be entitled at law or in equity, eHealth will be entitled to seek an injunction or injunctions (without the posting of any bond and without proof of actual damages).

12. Protected Activity Not Prohibited. Contractor understands that nothing in this Agreement shall in any way limit or prohibit Contractor from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board. Notwithstanding any restrictions set forth in this Agreement, Contractor understands that he or she is not required to obtain authorization from the eHealth prior to disclosing information to, or communicating with, such agencies, and Contractor is not obligated to advise eHealth as to any such disclosures or communications. Notwithstanding, in making any such disclosures or communications, Contractor agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute eHealth Confidential Information to any parties other than the relevant government agencies. Contractor further understands that “Protected Activity” does not include the disclosure of any eHealth attorney-client privileged communications, and that any such disclosure without eHealth’s written consent shall constitute a material breach of this Agreement. In addition, Contractor hereby acknowledges that eHealth has provided Contractor with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets.  The full text of the notice is attached in Exhibit C. Any employee, contractor, or Contractor who is found to have wrongfully misappropriated trade secrets may be liable for, among other things, exemplary damages and attorneys’ fees.

13. General Provisions

(a)Governing Law; Consent to Personal Jurisdiction. This Agreement shall be deemed to have been made in and fully performed in the State of Texas, U.S.A., and shall be governed by, and construed in accordance with the laws of the State of Texas, without regard to conflicts of laws provisions.

(b)Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect. The failure of a Party to enforce its rights in the case of any breach of this Agreement shall not be construed to constitute a waiver of its rights with respect to any subsequent breach.

(c)Successors and Assigns. This Agreement may not be assigned without the prior written consent of the other party. Subject to the limitations set forth in this Agreement, this Agreement will inure to the benefit of and be binding upon the Parties, their successors and assigns.

(d)Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements relating to its subject matter. It shall not be modified except by a written agreement dated subsequent to the date of this Agreement and signed by both Parties.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the Effective Date.

eHealthInsurance Services, Inc.	Contractor:
/s/ Gavin G, Galimi By: Gavin G. Galimi Title: SVP, General Counsel	/s/ John Stelben By: John J. Stelben Address: XXXXX

EXHIBIT A

STATEMENT OF WORK

1.    Contact. Contractor's primary points of contact at the eHealth shall be:

Name: Fran Soistman & John Dolan

2.    Services.

2.1    Term. Starting on or about, September 1, 2024 and ending on or about December 31, 2024 unless earlier terminated pursuant to Section 9 of the Agreement (the “Consultancy Period”). The Consultancy Period may be extended upon written agreement of the Parties.
2.2    Description. Contractor will provide consulting services on an as needed basis to support specific projects or initiatives as requested by eHealth’s primary points of contact; including but not limited to, advisory services related to the Company’s Chief Financial Officer transition process.
2.3    Best Efforts. Contractor agrees that Contractor will perform the Services to the best of Contractor’s ability, experience, and talents. Contractor agrees to perform all Services in a professional manner and accordance with ordinary business customs. Contractor, when performing the Services, shall devote Contractor’s time, energy, and skills to the business and interests of eHealth.
2.4    Administration of the Services. Contractor acknowledges that eHealth retained Contractor because of Contractor’s knowledge, expertise, and experience.

3.    Compensation

(a)eHealth shall pay Contractor $10,000.00 per month, during the Consultancy Period.

(b)Unless either: (1) Contractor receives prior written consent from the primary points of contact at eHealth prior to incurring such expenses, or (2) specific expenses are identified above in this Statement of Work, eHealth shall not reimburse Contractor for any expenses incurred by Contractor in performing Services pursuant to this Agreement.

(c)Contractor shall regularly submit all statements for services in a form prescribed by eHealth and such statement shall be approved by the contact person listed above or by his or her supervisor. Payment shall be made against any invoices submitted only upon delivery of above referenced services and acceptance by eHealth of said deliverables.

EXHIBIT B

LIST OF CONTRACTOR PREEXISTING INTELLECTUAL PROPERTY

Title	Date	Identifying Number Or Brief Description

EXHIBIT C

SECTION 7 OF THE DEFEND TRADE SECRETS ACT OF 2016

“ . . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”